Exhibit 14

Statement of Integrity

The people of Global eXchange Services have long been dedicated to the highest standards of ethical business conduct. And, building on that tradition, we must continually strengthen our reputation for integrity and excellence in the marketplace by ensuring that dedication to ethical conduct always guides our actions as we compete in an increasingly challenging business environment.

While our company and the world in which we operate have changed greatly and will continue to change with unprecedented speed, one thing remains constant: The core ethical values that are the foundation of our commitment to competitive excellence. I ask each person in the GXS community to personally commit to these values and to comply with both the spirit and the letter of GXS’s Code of Conduct and Integrity Policies. Remember that nothing — not competitiveness, direct orders from a superior, or “making the numbers” — should ever compromise your commitment to integrity.

As we face the many challenges posed by today’s global marketplace, we are fortunate to share a longstanding tradition of ethical conduct in the pursuit of competitive success. I urge you to honor that tradition as we move forward and to understand that maintaining an unyielding commitment to integrity is more important now than it has ever been.

Gary G. Greenfield
President & Chief Executive Officer

GXS Code of Conduct

•	Obey the applicable laws and regulations governing our business conduct worldwide.

•	Be honest, fair and trustworthy in all your GXS activities and relationships.

•	Avoid all conflicts of interest between work and personal matters.

•	Foster an atmosphere in which fair employment practices and equal opportunity extend to every member of the diverse GXS community.

•	Strive to maintain a safe workplace and to protect the environment.

•	Through leadership at all levels, sustain a culture in which ethical conduct is recognized, valued, and exemplified by all.

When You Have an Integrity Concern . . . .

One of the most important responsibilities that each of us has as a GXS employee is the obligation to raise a concern about a possible violation of policy or the law. Sometimes it may seem difficult to raise such concerns. Some of us may even feel it is a breach of personal ethical standards to do so. If you experience that sense of conflict, it’s important to remember the tremendous harm that not raising a concern can cause, including:

•	Serious damage to the health, safety, and well-being of yourself, your fellow employees, the company as a whole, our customers, or the communities in which we operate

•	The loss of confidence in GXS – by customers, investors or potential investors, governments, and neighbors

•	Huge fines, damage awards, and other financial penalties against the company; fines and/or prison sentences for individuals

These are the reasons the company requires that employees not sit silently when they have an integrity/compliance concern. The point of raising a concern is not to get a friend or co-worker in trouble, but to protect a colleague or neighbor, as well as the company, from potential harm.

How To Raise An Integrity Concern

GXS offers you many avenues for seeking answers to your questions about integrity issues and to raise any concern about what might be a violation of GXS policy. You may raise such questions with:

•	Your supervisor or manager
•	Your Finance or HR manager
•	Company legal counsel
•	Next level of management
•	A GXS Ombudsperson

     Lori Allen (North America): 301-251-6584 (8*274-6584)

     Brian Morgan (EMEA) +44 (0) 1932 776335 (8*374-6417)

     Raymond Chan (ASPAC): 852 2884 2234 (8*848-2234)

Generally, your supervisor or manager will be in the best position to resolve the issue quickly.

If after raising an integrity concern the issue is not resolved, raise it with one of the other contacts listed above.

Concerns relating to accounting, internal accounting controls or auditing matters may also be reported directly to the audit committee of the Company’s board of directors, by contacting the audit committee Chairman David Golob, at 650-233-2915 or Golob@FranciscoPartners.com.

You can raise your concern orally or in writing, and if you prefer, you can do it anonymously.

GXS prohibits any employee from retaliating or taking adverse action against anyone for raising or helping to resolve any integrity concern.

Complying with the Competition Laws
Issued: January 2003

The competition laws (referred to in the United States as the antitrust laws) are a critical part of the business environment in which GXS operates. They govern the day-to-day conduct of GXS in setting prices and other aspects of purchasing, selling and marketing goods and services. GXS is dedicated to compliance with the competition laws in all of its activities. Every GXS employee is responsible for compliance with those laws, as well as for promptly raising concerns about any possible violations to company legal counsel, senior management, or a company ombudsperson.

Contents

Requirements
Employee responsibilities
Additional responsibilities of leaders
Application to global activities
Examples of violations
Penalties for violations
Related policies
Questions and answers

Requirements:

•	Comply with all applicable competition laws, policies and treaties, including federal and state antitrust laws of the United States and the competition laws of other countries where GXS does business.

Employee responsibilities under this policy:

•	Understand the basic requirements of the competition laws and regulations that apply to your business activities.

•	Do not propose or enter into any agreements or understandings expressed or implied, formal or informal, written or oral, with any competitor regarding any of the following aspects of the competition between GXS and the competitor for sales to third parties:

– Prices
– Terms or conditions of sale
– Costs
– Profits or profit margins
– Product or service offerings
– Production or sales volume

– Production capacity
– Market share
– Decisions to quote or not to quote
– Customer or supplier classification or selection
– Sales territories
– Distribution methods.

Such agreements or understandings must be avoided even if they are proposed or carried out through an industry association.

•	Never lose sight of who GXS’s competitors are. Any party that can or does sell competing goods or services should be treated as a competitor — even if we source or sell a product from or to them, even if we conduct some business through a joint venture with them, even if we hold a minority interest in them, and even if we participate together in an industry related association. Consult company legal counsel if you ever need help defining whether another firm should be treated as a competitor.

•	Even when there are appropriate reasons for communications between competitors (such as customer or supplier issues arising from a genuine buyer-seller relationship, the exploration of a potential acquisition or joint venture, or participation in trade association activities), meetings and discussions between competitors present potential legal risks. Avoid creating the appearance of improper agreements or understandings by keeping communications with competitors to a minimum and making sure that there is a legitimate business reason for all such communications.

The same cautions apply whether the communications are in person, in writing, by telephone or through e-Mail or any other electronic means of communication. Consult with company legal counsel regarding the steps you should take to minimize the potential legal risks posed by communications with competitors.

•	Do not propose or enter into any agreements or understandings with customers or suppliers that restrict the price or other terms at which the customer or GXS may resell any product or service.

•	Comply with GXS’s guidelines for contacts with competitors, obtaining and handling competitive data, and participation in trade associations, professional societies, and organizations for standards development and product certification.

•	Consult with company legal counsel before entering into:

– Any agreement or understanding with a customer that requires the customer to purchase one GXS product or service as a condition of purchasing another GXS product or service

– Any agreement or understanding with a customer or supplier that requires it to conduct business with GXS before GXS will buy from or sell to it

– Any agreement or understanding with a customer to restrict the customer’s choices in using or reselling a GXS product or service

– Any agreement or understanding that restricts any party’s freedom to manufacture any product, provide any service, or conduct business with any other party, or to sell at any price or other terms that party chooses

– Any agreement with a competitor where one party will serve as a distributor or reseller of the other’s product

– Any acquisition, divestiture, or joint venture agreement, including acquisition of a minority share in an entity

– Any sales, supply, procurement, or distribution agreement that includes any form of exclusivity, including territorial exclusivity

•	Consult with company legal counsel and obtain appropriate management approvals before agreeing to add a GXS employee to another firm’s board of directors. GXS employees are prohibited from serving on a competitor’s board of directors without prior approval as specified in the GXS Conflicts of Interest policy

•	Consult with company legal counsel before offering a customer a special price or promotional allowance or service that is not offered for the same or like grade and quality product to all competing customers.

•	Dozens of jurisdictions around the world have merger control regulations that may require a notification of proposed mergers, acquisitions, joint ventures. In many of those jurisdictions, notice of the proposed transaction must be given one month or more before the transaction may be completed. In some cases, the closing of a transaction can be delayed further if the competition regulators open an investigation into the competitive impact of the transaction. Company legal counsel should be consulted early in the transaction evaluation process to be sure that the required merger notifications are made in a timely manner.

•	Notify company legal counsel immediately if you are contacted by any competition law enforcement authority making any request for information relating to GXS’s or anyone else’s business activities.

Additional responsibilities of leaders under this policy:

•	Maintain procedures for documenting contacts with competitors, obtaining and handling competitive data, and participating in industry associations.

•	Ensure that legal review of competition issues is appropriately included in your business processes related to new products, new services, and mergers & acquisitions.

•	Maintain procedures for responding to unannounced inspections, also known as “dawn raids,” in countries where the competition authorities may conduct such inspections.

Application to global activities:

A large and growing number of countries in which GXS or its controlled affiliates do business have their own competition laws. Many of these laws are similar in their basic principles, although many may be applied differently, reflecting the varied economic and legal philosophies of these countries.

However, many competition laws, including those of the United States and the European Union, may apply to GXS’s activities whenever they have an impact on commerce within those regions.

As a result, GXS activities that take place anywhere in the world can be subject to several jurisdictions’ competition laws, even if the activity took place in a country without a competition law. In view of the extraterritorial reach of the various competition laws, you should review with company legal counsel any actions or agreements that would raise issues if they took place in any jurisdiction whose competition laws can apply to actions taken outside its borders.

Examples of violations:

•	Agreements with competitors to fix prices or other sales terms

•	Agreements with competitors to divide or assign sales territories, customers or product lines

•	Agreements with competitors to limit output

•	Agreements with competitors to coordinate bids

•	Agreements with customers or vendors to fix resale prices

Penalties for violations:

Employees who violate the spirit or letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violations of the competition laws of the United States and of certain other countries may result in criminal prosecution of the company and of the individuals who authorized, ordered, or participated in the violation, and individuals convicted of violations may be sentenced to prison terms. In addition, both the company and individual employees may be subjected to substantial fines for violations of the competition laws, which can go as high as hundreds of millions of U.S. dollars or ten percent of a company’s world group turnover, depending on the severity, duration and impact of the violation. In addition, in some countries, persons injured by violations of the competition laws can recover their actual damages and, in some situations, can recover amounts equal to three times the actual damages incurred.

In the instance of a merger, acquisition, divestiture or joint venture for which the required regulatory approval has not been sought, the penalties can include substantial fines as well as delay of the transaction, or even an unwinding of the transaction if it is already completed.

Related policies:

•	Conflicts of Interest
•	Intellectual Property
•	Supplier Relationships
•	Working with Governments

QUESTIONS AND ANSWERS

Obtaining competitive information

Q: In developing our marketing strategy, it helps to have as much information as we can get on what our competitors are doing. Is it okay simply to call our competitors and ask for their price lists or information about their production costs?

A: No. Competitive information should come from the marketplace (customers, suppliers, and public sources) and not from competitors. Although it is appropriate to seek information about the competitive environment from consultants or other experts, do not hire such persons to obtain pricing and other sensitive competitive data from competitors. To the extent that a competitor makes information available to the marketplace through, for example, its public Internet site, public regulatory filings, annual reports or other marketing materials made available to the public, such information can be collected like any other form of public information. You should also carefully document in your files the source of all competitive information to avoid any inference that information obtained from proper sources was secured through an improper communication with a competitor.

Communications with competitors regarding such competitively sensitive subjects as prices, costs, terms and conditions of sale, and decisions to quote or not to quote may be treated as evidence of an improper understanding or agreement between competitors. This is particularly so if the communication is followed by similar bids, price increases, or other such significant competitive actions.

Avoid creating an appearance of an improper agreement with competitors. Keep discussions with competitors to a minimum and make sure they are always supported by legitimate business reasons.

Competitive proposals

Q: Sometimes a customer will complain that GXS prices are higher than the competition. Can I ask such a customer for copies of my competitor’s proposals to confirm that the competitor’s price is lower than the price I am quoting?

A: Yes. It is appropriate to receive such information from customers. You should carefully document in your files the source of any competitive information to avoid any inference that information obtained from proper sources was secured through an improper communication with a competitor.

Important caution: It may be improper to receive such information from the government. Be sure to check with company legal counsel before you accept such information from government employees or representatives.

Competitors as customers or suppliers

Q: Our competitors often are also our customers and/or suppliers. What discussions with competitors are proper in a buyer-seller context?

A: We must always treat our competitors as competitors, even if we sometimes buy from or sell to each other. Therefore, communications must be limited to subjects related to the buyer-seller relationship. For example, you may provide a competitor who is a potential customer for a product with information about that product. Take care to limit discussions with a competitor to the products or services you are buying or selling. You should not talk about resale prices, margins or which one of you will sell to particular customers. It is a good idea to check with company legal counsel to obtain guidance in dealing with customers or suppliers who are also competitors.

Contacts with competitors

Q: If I am at a trade show and meet an old friend who now works for a competitor, what should I do?

A: You should limit the discussion to non-business subjects and follow GXS’s procedures for reporting and documenting contacts with competitors.

Due diligence information exchanges

Q: If we are contemplating a joint venture or acquisition of a competitor. What information can I gather to help support our business decision?

A: As long as we are seriously contemplating a joint venture or acquisition, appropriate levels of due diligence often require obtaining some competitively sensitive data from a competitor. However, we must be sure that the information we obtain is limited to that appropriate to perform the due diligence, and that the information is used for no other purpose. Consult company counsel to make sure the appropriate safeguards are in place before commencing any due diligence involving a competitor.

Dividing up business opportunities

Q: A competitor tells me that “we’re killing each other by trying to take away each other’s long-standing customers with low prices.” She suggests that both firms will be better off if they stick to their own customers. I think that she may be right. How should I respond?

A: You must not enter into agreements or understandings with competitors to allocate customers, territories or product lines. Such agreements, like price-fixing agreements, can result in criminal prosecution. Even suggestions to a competitor to fix prices or allocate customers may result in a criminal prosecution. Any offer to participate in such an agreement must be immediately and clearly rejected. You should also immediately tell company legal counsel about the competitor’s request.

Joining trade associations

Q: We have been asked by a customer to join a trade association. How do I decide whether GXS should join?

A: GXS has guidelines governing participation in trade associations. You should review and follow those guidelines. It is usually advisable to have company legal counsel review and monitor the trade association’s bylaws and compliance procedures. Generally, it is a good idea to exclude GXS employees with pricing responsibilities from trade association activities.

Trade association meetings

Q: You are at a trade association meeting. The talk turns to the state of the market and where people expect prices to go. Is it okay to participate in the discussion?

A: No. You should not participate in or remain at a meeting of competitors at which current or future prices are discussed. You should also clearly voice your objection to such discussions and let company counsel know about the incident.

Q: The same trade association puts out an annual report on the industry and requires each member to provide certain information in order to receive the report. May we participate?

A: In some cases, a trade association may legally collect and disseminate historical information involving industry sales volume, industry revenues and industry production capacity that does not include firm-specific data. To make sure you are complying with the competition laws and GXS policy, you should consult with company legal counsel before providing such information to or obtaining it from a trade association.

Minority holdings

Q: If GXS acquires a minority share in a competitor and we would like to place a GXS employee on its board of directors, are there any competition issues?

A: Very possibly. Because of the competition law issues presented by such a step, it is very rare for a GXS employee to serve on the board of directors of one of its competitors. The facts and circumstances of each situation should be carefully examined to determine whether the GXS employee may serve and whether safeguards on the receipt and handling of competitive information need to be put in place to avoid competition law issues. GXS’s General Counsel must give approval before a GXS employee may become a director of a company with whom we compete. If we did not compete with the firm, legal review and appropriate manager sign-off would still be required under GXS’s Conflicts of Interest policy.

Selling multiple products

Q: One of our products is selling very well, but another is not. We’re thinking about requiring customers who want to buy the “hot” product also to buy the other product as well. Can we require customers to buy both products?

A: In some circumstances, it is a violation of the competition laws to condition the sale of one product on the purchase of another. You should consult with company legal counsel before adopting any such sales policy.

Q: Is it okay to offer a special package price if the customer agrees to buy both a “hot” product and another, less popular product?

A: Where two products are offered separately but are also made available as a package for a discount price, the package discount ordinarily will not present legal problems. However, if the prices at which the products are offered separately would keep buyers from considering purchasing them separately, legal issues may arise where one of the products has a large market share, is covered by a patent, or is particularly attractive to customers. To make sure that you are complying with the competition laws, you should consult with company legal counsel before offering package discounts involving such products.

Dealing with distributors

Q: A distributor calls you to complain that another distributor is undercutting him on price. He asks you to request the discounting distributor to bring his prices “in line” with the market. Is it okay for you to call the discounter and require him to raise his prices?

A: No. It is generally unlawful for you to set a distributor’s resale price. Furthermore, if a distributor complains about a competitor, you should tell company legal counsel about the complaint and follow his or her advice in dealing with it. Although you generally cannot set a distributor’s resale price, you can inform a distributor of GXS’s suggested resale price. You may not, however, require or force the distributor to sell at the suggested price.

Q: You believe that your distributors would sell GXS products more effectively if each distributor were assigned an exclusive territory. Do exclusive territories violate the competition laws?

A: It may be appropriate to assign distributors to exclusive territories or to particular customers if you have a good business reason for doing so. However, absolute territorial restrictions, i.e., restrictions that prevent passive sales to customers outside the territory, pose higher risks, particularly in Europe, where such arrangements are prohibited if they prevent sales between entities in different member states of the European Union. Therefore, you should discuss the terms of any proposed exclusive territory or customer arrangements with company legal counsel before entering into such an arrangement.

Q: You believe that your distributors are not working hard enough at selling GXS’s products. You would like to require your distributors to sell only GXS products so that they will put more effort into GXS sales. Is it okay to require a distributor to sell only GXS products?

A: In some circumstances, you may be able to require your distributor to sell only GXS products. However, the lawfulness of an exclusive distributorship depends on several factors including GXS’s market share, the duration of the exclusive agreement, the nature or characteristics of the product, and your business reasons for wanting to require the distributor to sell only GXS products. Because the lawfulness of this type of arrangement depends on such factors, it is important to consult company legal counsel before entering an exclusive distributorship agreement.

Reducing sourcing costs

Q: One of my suppliers tells me she cannot reduce prices to GXS any further without also reducing prices to our competitors because of the price discrimination laws. How should I proceed?

A: The price discrimination laws can be complex and can apply whether we are buying or selling product. A company lawyer should be consulted to determine how they apply in a given situation.

Q: I’d like to make my top suppliers exclusive to GXS. Does this raise any issues?

A: In some circumstances, you may be able to enter into an agreement with a supplier to sell products exclusively to GXS. However, exclusivity in supplier agreements can raise issues under the competition laws, depending on several factors, including the duration of the exclusivity, the supplier’s market share and the nature of the product in question. The particular facts of each situation should be reviewed with company counsel before you enter into any such exclusive agreement with a GXS supplier.

Licensing of patents and other intellectual property rights

Q: I think we could reap maximum revenues from the licensing of a GXS patent if we gave exclusive rights to certain licensees for specific uses. Is it okay to limit the scope of the license for a GXS patent?

A: Licenses that carve out a particular field of use are generally lawful. However, certain restrictions could raise issues under the competition laws. Some exclusive licenses are treated as acquisitions by the competition authorities and may require merger control filings before the license can be transferred. Because issues involving the licensing of intellectual property are often complex, you should consult company legal counsel before entering into a licensing agreement.

Conflicts of Interest
Issued: January 2003

GXS recognizes and respects that employees may take part in legitimate financial, business and other activities outside their jobs. However, those activities must be lawful and free of conflicts with their responsibilities as GXS employees. Employees must not misuse GXS resources or influence, or discredit GXS’s good name and reputation. The effectiveness of this policy depends in large part on the cooperation of all employees in disclosing any situations that may be contrary to the intent of the policy and the ethical standards that it expresses.

Contents
Employee responsibilities
Additional responsibilities of leaders
What to watch out for
Penalties for violations
Related policies and procedures
Questions and answers

Employee responsibilities under this policy:

•	In addition to complying with the law and GXS policies, exercise your own good judgment in all personal and business dealings outside your GXS job.

•	Avoid actions or relationships that might conflict or appear to conflict with your job responsibilities or the interests of GXS.

•	Do not misuse GXS resources, intellectual property, time or facilities (including office equipment, e-mail, and computer applications).

•	Before accepting any position as an officer or director of an outside business concern:

–	Consider the advantages and disadvantages to GXS, including the appearance of possible conflicts of interest

–	Consider your responsibilities as a director as specified by laws and regulations

–	Obtain approval as noted in the “Additional responsibilities of leaders” section of this policy.

•	Obtain the approval of your manager when accepting a board position with a not-for-profit entity, when there may be a GXS business relationship with the entity or an expectation of financial or other support from GXS.

•	Disclose your outside activities, financial interests or relationships that may present a possible conflict of interest (or appearance of a conflict) to your manager as well as company legal counsel or your finance manager. Make these disclosures in writing when such a situation arises as well as when asked to complete a “Conflicts of Interest” questionnaire.

•	If you know of a possible conflict of interest involving another employee or anyone else representing GXS, notify a company manager, legal counsel, auditor, or ombudsperson.

Additional responsibilities of leaders under this policy:

•	Use these guidelines in approving an employee for a position as an officer or director of an outside business concern:

•	For small (generally not publicly traded) or family owned businesses, obtain the approval of a GXS officer (with the proviso that GXS officers not approve their own outside activities)

•	For a mutual savings bank or a savings and loan association, obtain the approval of GXS’s CEO (with the proviso that GXS’s CEO not approve his own outside activities)

•	For a commercial bank or banking institution (other than a mutual savings bank, or savings and loan association), obtain the recommendation of GXS’s Senior Vice President – Finance, and the approval of the GXS Board

•	For large corporations (generally publicly traded companies), obtain the approval of the GXS Board

•	For competitors, obtain company legal counsel review and the approval of GXS’s CEO and General Counsel. If the competitor is also a large corporation, approval of GXS Board is required. The manager giving approval should also consider the need for periodic reviews to determine whether the approval should be continued.

•	When you learn of possible conflicts of interest, take timely remedial and investigative action to mitigate the potential conflict, implement necessary compensating controls to ensure continuing compliance, and notify GXS legal counsel and finance manager. Ensure that employees understand their continuing responsibilities under this policy, and that the situation is monitored.

What to watch out for:

Outside activities and business interests

•	Holding a financial interest in a company where you could personally affect GXS’s business with that company.

•	Taking a part-time job where you may be tempted to spend time on that job during your normal GXS working hours or to use GXS equipment or materials.

•	Using GXS proprietary information in an outside business or consulting activity.

•	Using GXS facilities, equipment, e-mail, or computer resources for an outside business or consulting activity.

•	Misusing GXS resources or your position or influence to promote or assist an outside business or not-for-profit activity.

Not-for-profit boards

•	Serving on a university board with involvement in investment decisions that could involve GXS.

Customers and suppliers

•	Receiving gifts of greater than nominal value from suppliers, customers or competitors while you are in a position to influence company decisions that might affect or appear to affect the outside concern.

•	Accepting an offer to purchase “friends and family stock” in a company issuing shares through an initial public offering (IPO) if you interface with that company in your GXS business activities.

•	Receiving personal discounts or other benefits from suppliers, service providers or customers not available to the general public or generally to other similarly situated GXS employees.

•	Participating on a supplier’s “Advisory Board” or “User Group,” because it might create the appearance that you are being rewarded for granting business to the firm, or that the firm is attempting to influence your future decisions.

•	Soliciting suppliers, customers or others outside GXS with whom you have a business relationship for donations to a charity in which you are personally involved, without prior approval of GXS’s CEO.

Friends, relatives and other personal relationships

•	Directing business to a supplier that is owned or managed by a relative or close friend.

•	Using shop, office or other company equipment or materials for business(es) owned by family or friends.

•	Preferential hiring of, direct supervision of or making a promotion decision about a spouse, relative or close personal friend.

•	A romantic or other personal relationship that may create a conflict of interest with the employee’s GXS responsibilities or otherwise compromise company interests.

Penalties for violations:

Employees who violate the spirit or letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines).

Related policies and procedures:

•	Complying with the Competition Laws
•	“Financial Support of Not-for-Profit Organizations” Procedure
•	“Information Security Procedure”
•	Improper Payments
•	Insider Trading or Dealing & Stock Tipping
•	Intellectual Property
•	Supplier Relationships

QUESTIONS AND ANSWERS:

Defining “financial interest”

Q: What are some of the ways a person can have a “financial interest” in a company, and when would it be a problem?

A: Among the most common types of financial interest are:

•	Ownership of capital stock, bonds or notes
•	Partnership interest
•	Direct or indirect interest through a family member, trust, or other relationship.

Financial interest is a problem as soon as it presents a potential for conflict of interest with your responsibilities as a GXS employee. For example, your job might involve selecting suppliers, selling to customers or extending credit to other companies. A potential problem might exist if you — or a relative — also had a personal financial interest in one of those companies. Whether the interest is direct or indirect, what matters is the fact that your actions as a GXS employee might affect the value of your interest in the other company. Generally, conflicts of interest will not arise from owning stock in widely held companies, such as those traded on the New York Stock Exchange, and individuals rarely have the ability to influence the success of such companies. It can happen, though, and if you’re unsure, check with your manager or company legal counsel.

Taking gifts

Q: What should I do if a supplier or customer offers me a gift of greater than nominal value? What if gift-giving is a customary practice in a particular country, and refusing the gift may be viewed as an insult?

A: At a minimum, do not accept any gift or favor that might be viewed as obligating you to a supplier or customer. For example, don’t accept an offer to purchase “friends and family stock” in a company issuing shares in an initial public offering (IPO) if you interface with that company in your GXS business activities. Accepting that stock could be viewed as obligating you to give special treatment to the IPO company.

Even when gift-giving may be customary in a local culture, obtain the approval of your manager and company legal counsel before accepting any such gift. Those people may also be able to suggest an appropriate way to handle such situations, including tactful ways to return such gifts. Keep in mind that not returning the gift may send a signal to the individual that GXS considers such gifts appropriate.

In addition, addressing the situation at a later date may be even more embarrassing to both sides. Where it is still considered to be impolite to return the gift, it would be best to avoid potential conflicts and the appearance of personal gain by considering alternatives to keeping it. For example, you might give the gift to charity, or distribute it as a “lucky draw” prize to company employees at a future function.

Job offers

Q: I work in one of GXS’s Data Centers. I’ve heard that one of outside IT consultants who sometimes works on projects at the Center wants to offer me a part-time job on weekends. Would there be any issue with this?

A: Yes. GXS’s Conflicts of Interest policy obligates all of us to avoid even the appearance of a conflict of interest. No matter how innocently the offer of part-time work might be made or accepted, others might see it as a kickback paid to you in return for GXS’s business.

If you find yourself in this situation, you should:

•	Immediately inform your manager of the offer, whether or not you plan to accept it.
•	If you accept the offer, you must give up any kind of oversight role with the consultant required by your job. You and your manager need to determine whether this is feasible.

A spouse who works for a supplier

Q: My spouse has a chance to become the office manager for a small company that is a supplier to GXS. Occasionally, I generate sole-source authorization letters that approve use of that supplier when we have an urgent business need. If my spouse got that job, would I need to let my manager know about it?

A: Absolutely. A competitor of the supplier could claim that your spouse is the reason that company gets GXS business. You should notify your manager, company legal counsel or a company ombudsperson of your spouse’s relationship with the supplier, and you must also remove yourself from any transactions that affect that supplier.

Setting up a part-time business

Q: Part of my job involves monitoring and approving the quality systems of GXS suppliers. Three other GXS employees and I are thinking about establishing a company that would help other companies develop quality systems to meet U.S. Government regulations. Would this be a problem?

A: Yes. The major issue is your use of knowledge and skills acquired as a GXS employee to pursue outside business interests. In any outside job closely paralleling your GXS responsibilities, you must be extremely careful to avoid using company intellectual property, proprietary information or proprietary processes. Before getting involved with this type of business, be sure to fully inform your manager and ask company legal counsel for advice. GXS policy requires you to make a full disclosure of any outside employment or business activities to your manager before commencing any such activity. You also have an ongoing responsibility to advise your manager if there are any changes.

Accepting honoraria

Q: May I accept honoraria or other compensation for presentations at conferences?

A: Yes, as long as you meet at a minimum the following conditions:

•	You get advance permission from your manager to participate.
•	You do not prepare for or make the presentation on company time.
•	You do not reveal proprietary GXS information in your presentation.
•	You get advance approval from your manager if you intend to use GXS resources to prepare your presentation. (In such cases, talk to your manager to determine how to handle the honorarium.)

Selling to co-workers

Q: I’m thinking about setting up a part-time venture — a small business that sells products directly to the customer. I would like to sell my merchandise to my co-workers at GXS. Would this involve any conflicts of interest or other policy violations?

A: Possibly. First, the policy requires you to inform your manager about your outside business interest. Most likely, GXS will not try to keep you from pursuing your business. However, the company does expect you to conduct only GXS business on GXS time and on GXS property. There is no problem selling to co-workers as long as you do not do it at a GXS facility or during your or your co-workers’ working time. Also, it is a good idea to avoid selling to subordinates or to anyone else you supervise.

When corrective action is needed

Q: If we learn about a potential conflict of interest where no actual damage occurred, is corrective action still required?

A: Yes. There need only be a realistic possibility of injury to GXS for a manager to consider taking corrective action. If the situation could impair an employee’s judgment or performance of company duties, damage GXS’s reputation, or result in a direct financial loss to GXS, steps should then be taken to correct the situation.

Government work

Q: One of my employees is considering asking for a leave of absence to handle a project for a government agency. Could that present a problem?

A: GXS employees who undertake part-time or full-time service with federal, state or local governments, whether elected or appointed, should first check with company legal counsel and their human resources manager. Employees need to make sure they would be complying with current conflict-of-interest laws as well as GXS procedures covering compensation, benefits and service credit.

Providing services to a not-for-profit organization

Q: I’ve been asked to serve on a not-for-profit board and I expect to be asked to solicit funds from GXS and related resources. Is that a problem?

A: GXS encourages employees to provide service to worthy not-for-profit organizations. Any financial commitments should be made from personal, not company resources. Requests for GXS funding should be reviewed for potential conflicts of interest on a case-by-case basis with your manager. In order to avoid an embarrassing situation for you and GXS it is best to fully understand any personal and/or company commitments that may be expected, and to seek advice of your manager or company legal counsel before accepting such a position.

Controllership
Issued: January 2003

Contents
Requirements
Employee responsibilities
Additional responsibilities of leaders
Penalties for violations
Related policies and procedures
Questions and answers

Controllership comprises three factors that are vital to GXS’s unyielding commitment to protecting, with integrity, the economic health of our company: compliance, rigorous business processes, and integrity in communications.

Compliance

Each employee is responsible for complying with applicable laws, regulations and company policies. That responsibility includes ensuring that financial information is recorded in accordance with the Company’s general accounting procedures and generally accepted accounting principles. Employees must maintain both effective internal controls as well as appropriate, accurate records that fairly reflect activities. This unwavering commitment to compliance creates an environment in which we can all take pride.

Rigorous business processes

Each employee is responsible for following rigorous business processes to ensure that management decisions are based on sound economic analysis, including a prudent consideration of risk. Transactions that enhance near-term financial performance but diminish long-term economic value do not meet this standard. Effective business processes also must ensure that GXS’s physical, financial and intellectual property assets are both safeguarded and optimally employed.

Integrity in communications

Each employee must contribute to the timeliness and accuracy of financial and operating information that is communicated both internally and externally. Financial reports of historical and forecasted information must be accurate and complete. Non-financial metrics — metrics on which operating decisions are often based — must be clear and accurate. Timely, complete and accurate information is vital for management decisions, and it also provides the basis for the high quality financial reporting that is a cornerstone of confidence in our Company. This policy describes the high standards that we maintain for meeting each of those responsibilities.

Requirements:

•	Follow GXS’s general accounting procedures, as well as all generally accepted accounting principles, standards, laws and regulations affecting accounting and financial reporting.

•	Maintain complete and accurate records and accounts to reflect transactions and the disposition of assets.

•	Ensure that financial information and operating metrics are reported accurately and on a timely basis.

•	Provide timely, candid forecasts and assessments to management.

•	Restrict the release of financial information outside of GXS unless such release has been properly reviewed and authorized.

•	Adhere to rigorous business processes to ensure that decisions are based on sound economic considerations and prudent consideration of risks, and are not aimed at enhancing near-term financial performance at the expense of long-term economic value.

•	Maintain controls to safeguard GXS’s physical, financial and intellectual property assets.

Employee responsibilities under this policy:

•	Follow all accounting, reporting and control procedures established by the Senior Vice President – Finance, or his or her delegates.

•	Prepare and maintain records and reports for management that are accurate, timely and complete.

•	Before signing any document, make a reasonable inquiry to obtain assurance that its contents are accurate and complete.

•	Before involving GXS in any transaction or releasing any financial information, obtain and adequately document all required management approvals.

•	Keep records, including computer-based information, secure.

•	Assist GXS’s auditors and other authorized individuals, providing access to your business’ records, and providing them with accurate and complete information.

•	Make sure controlled affiliates under your responsibility adopt and follow controllership policies similar to this one. A controlled affiliate is a subsidiary or other entity in which GXS owns, directly or indirectly, more than 50 percent of the voting rights, or in which the power to control the entity is possessed by or on behalf of GXS. Make and document good faith efforts, to the extent reasonable in the circumstances, to influence non-controlled affiliates to make and keep accurate books and records, in reasonable detail, and to devise and maintain a system of adequate internal accounting controls. Further, encourage non-controlled affiliates, to the extent permitted by local law, to adopt the specific accounting, reporting and control procedures established by the Senior Vice President – Finance, or his or her delegates.

•	If you learn of any damage to, or loss or theft of GXS property, or a claim or potential claim by anyone against GXS, notify company legal counsel and your finance manager.

Additional responsibilities of leaders under this policy:

•	Set up accounting, financial reporting, financial control, and information systems to provide reasonable assurance that:

–	Accountability for assets is established, assets are adequately protected, the effectiveness of routines to safeguard assets is confirmed periodically, and any significant weakness in these activities is corrected promptly

–	Transactions involving the company are appropriately authorized, and adequate records are maintained and appropriate reports are made with respect to such transactions

–	Adequate records are maintained and appropriate reports are made of other events that result in acquisition or disposition of assets, or the incurring or satisfaction of liabilities

–	The financial soundness of the Company is optimized through proper consideration of the economic and risk factors inherent in business decisions

–	Financial statements and reports, issued for the company and its individual businesses, present fairly their financial position, the results of their operations, and/or other financial data in conformity with generally accepted accounting principles appropriate in the circumstances and with other applicable requirements.

•	The Senior Vice President – Finance must:

–	Set the proper “tone at the top” to ensure that controllership is a central focus throughout the organization

–	Establish and maintain accounting procedures, financial reporting and control routines, and the internal audit program for the company

–	Nominate and approve candidates for designated financial management positions, where they will be functionally responsible to the Senior Vice President – Finance, who will remove them if in his or her opinion they prove unqualified.

•	Financial managers are responsible to the Senior Vice President – Finance for complying with Company policies and applicable company procedures

•	Financial managers must ensure that any identified losses of GXS property are reported in a timely fashion to company legal counsel, relevant insurance carriers, and company auditors.

Penalties for violations:

Employees who violate the spirit or letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines).

Related policies and procedures:

This policy may relate to many other GXS policies and procedures, among them:

•	Capital Investments Procedure
•	Conflicts of Interest
•	Corporate Borrowings and Extensions of Credit Procedure
•	Improper Payments
•	Intellectual Property
•	Following International Trade Controls
•	Working with Governments

QUESTIONS AND ANSWERS:

Authority for interpretation

Q: If there is a major dispute within the Company over the meaning of a company financial control procedure, who should settle it?

A: Authority for interpreting accounting and reporting requirements is reserved to the Senior Vice President – Finance or his or her delegate.

Changing procedures

Q: Our department could benefit from a financial analysis procedure not mentioned in company financial bulletins. Are we prohibited from using this analysis?

A: No, as long as it does not replace any required procedure. GXS’s Controllership policy is not meant to limit any GXS business in developing supplementary data, reports or analyses needed for its own purposes. If you believe a procedure is superior to a required procedure, bring it to the attention of the Senior Vice President – Finance, or his or her delegate, for consideration.

Reporting “small” discrepancies

Q: Soon I’ll take a financial analysis job on a U.S.$100 million project, much larger than anything I’ve ever worked on before. I’m looking over the records and notice a U.S.$10,000 discrepancy between a consultant’s invoice and the amount we actually paid. Should I worry about it, since the discrepancy is so small in the context of the total project?

A: Yes. Discrepancies of even small amounts may indicate serious problems (if, for example, they reflect deliberately dishonest behavior). If a government contract is involved, uncorrected discrepancies can result in fines, penalties and disruption of business. Business judgment should be applied in seeking to recover amounts that are found not to be indicative of serious problems, including consideration of government contracting issues. You are strongly encouraged to contact your finance manager and company legal counsel to discuss such issues.

Intentional misstatements of financial results by immaterial amounts

Q: If my department was likely to miss its quarterly earnings target by a minor amount, could we adjust our results to make up the difference?

A: No. This policy strictly prohibits a n y intentional misstatements of financial results. Intentional misstatements can never be justified on the basis that they are “too small to matter.”

Purchase approvals

Q: Our business is preparing to buy a new computer system costing around US$3.5 million. How can we find out who needs to authorize the purchase?

A: GXS has guidelines for appropriate purchase approval authorities. You should consult with your finance manager to ensure these guidelines are followed.

Releasing information

Q: I got a call from a customer’s finance manager who wants information on some of our financial control procedures for a benchmark analysis his company is preparing. Is it all right to let him see that kind of information?

A: Requests for the release of any kind of company financial record need to be reviewed on a case-by-case basis. Depending on the situation, the risks could range from compromising company security to violating securities or antitrust laws. Discuss the situation with your finance manager and/or company legal counsel.

Handling requests for GXS financial information

If the request is for:

General financial information	Refer requests to the Senior VP – Finance, unless the requested data (for example, GXS annual sales volume) is already available to the general public.

Technical information relating to financial subjects or functions	Refer requests to appropriate members of GXS’s Finance Staff

Financial record-keeping at controlled affiliates

Q: I work for a GXS controlled affiliate in a country without legal requirements for maintaining accurate books and records. Do the books and records requirements of the Controllership policy apply to my affiliate?

A: Yes. Because GXS is incorporated in the United States, the entire corporation is subject to U.S. laws requiring companies, including controlled affiliates, to maintain accurate, reasonably detailed records that fairly reflect transactions and disposition of assets. In addition, we need to encourage GXS’s non-controlled affiliates to keep accurate books and records, and to maintain a system of adequate internal accounting controls.

Environment, Health & Safety
Issued: January 2003

GXS is committed to achieving environmental, health and safety (EHS) excellence. This is a responsibility of management and employees in all functions. GXS will strive to provide a safe and healthy working environment and to avoid adverse impact and injury to the environment and the communities in which we do business.

Contents

•	Requirements

•	Employee responsibilities

•	Additional responsibilities of leaders

•	Penalties for violations

•	Questions and answers

Requirements:

•	Comply with applicable environmental, health and safety (EHS) laws and regulations.

•	Take appropriate measures to prevent workplace injuries and illnesses, and to provide employees with a safe and healthy working environment.

•	Eliminate any unreasonable EHS risks from GXS’s facilities and activities.

•	To the extent reasonably practicable, prevent pollution and conserve/recycle materials.

Employee responsibilities under this policy:

•	Follow this policy and applicable laws and regulations to protect the environment and your own health and safety as well as that of other workers

•	Promptly raise any concerns about possible violations of this policy to your manager, HR manager, company legal counsel, or GXS ombudsperson.

Additional responsibilities of leaders under this policy:

•	Where applicable, evaluate the effectiveness of managers and other senior employees on their implementation of this policy and environmental, health and safety programs and periodically review any EHS impacts of business activities

•	Communicate responsibly regarding environmental, health and safety issues

•	Where applicable, implement effective EHS programs, training, and best practices

•	Conduct appropriate due diligence, including review with environmental consultants and company legal counsel, any proposed acquisition or divestiture of real estate (including equity, leases and other property interests) in advance of completing the transaction

•	Promptly inform senior management and company legal counsel of:

-	Any incident involving an emergency evacuation, communicable disease, or other serious health incident that may have exposed employees to health hazards

-	Any work-related employee fatalities and other serious company safety incidents requiring hospital admittance or a report to a governmental agency

-	Any environmental incidents requiring a report to a governmental agency, or any governmental allegations of substantial violations of environmental laws or regulations

-	Initiation of any legal proceedings against the company involving EHS issues

Penalties for violations:

Employees who violate the spirit or letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines).

QUESTIONS AND ANSWERS

Applicability of policy

Q: Are EHS principles relevant to an IT company like GXS?

A: Yes, these principles do apply to our facilities and activities. Wherever GXS employees are working, we expect them to work safely and in compliance with all EHS laws.

Ventilation, lighting and temperatures

Q: Does the EHS policy cover concerns about the ventilation, lighting or temperature in my workplace?

A: Yes. Concerns about ventilation, inadequate or excessive heat, or adequate lighting can be brought to the attention of your manager or HR manager. In these cases, GXS will look to applicable laws and regulations, and industry guidelines to determine the appropriate conditions.

Countries with differing laws

Q: What about countries where there are no environmental, health or safety laws? What should we do?

A: Most countries have environmental, health and safety laws. In some cases, the laws impose general duties without many specifics. For example, many countries impose a general duty on managers to provide a safe and healthy work environment. In these cases, we have to use our professional judgment to determine what level and type of protection is appropriate in order to comply.

Raising an EHS concern

Q: Where should I go to raise an EHS concern?

A: As with a concern about any GXS policy, it is a good idea to raise EHS concerns with your manager, because in most cases he or she will be able to take immediate action to resolve the issue. However, if you’re uncomfortable about bringing the concern before your manager, or you feel the matter wouldn’t be resolved, you have other options. They include talking with your HR manager, GXS legal counsel, or a GXS ombudsperson.

Fair Employment Practices
Issued: January 2003

GXS is committed to fair employment practices, including the prohibition against all forms of illegal discrimination. By providing equal access and fair treatment to all employees on the basis of merit, we promote GXS’s success while enhancing the progress of individuals and the communities where our businesses are located.

GXS is committed to observing all applicable labor and employment laws wherever we operate. That includes observing those laws that pertain to freedom of association, privacy, recognition of the right to engage in collective bargaining, the prohibition of forced, compulsory and child labor, and those laws that pertain to the elimination of any improper employment discrimination.

Contents
Requirements
Definitions and examples
Employee responsibilities
Additional responsibilities
of leaders
Examples of violations
Penalties for violations
Questions and answers

Requirements:

•	Use merit, qualifications (for example, education, experience, or competencies) and other job-related criteria as the sole bases for all employment-related decisions affecting employees and applicants.

•	Strictly observe all applicable labor and employment laws, including those relating to freedom of association; privacy; the right of employees to engage in collective bargaining; forced, compulsory and child labor; and non-discrimination.

•	Recruit, hire, train, compensate, promote and provide other conditions of employment without regard to a person’s race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.

•	Discrimination on any of these bases is strictly prohibited.

•	Demonstrate leadership in programs to increase employment opportunity for all citizens in communities where GXS has facilities.

•	Provide a work environment free of harassment, such as harassment directed at a person because of his or her race, religion, sex, etc.

•	Respect the privacy rights of employees by using, maintaining and transferring their personal data in accordance with applicable Company guidelines and procedures. (While seeking to maintain employee privacy, however, GXS must reserve the right to monitor use of company property and resources – for example, computers, e-mail, phones, proprietary information, etc. – in accordance with applicable law.)

In the United States (and other locations where applicable):

•	Take affirmative action to provide equal employment opportunity complying with the spirit and letter of all laws, regulations and government contract requirements. Affirmative action should include programs and efforts to ensure that there are diverse applicant and candidate pools of people who are qualified and who have the opportunity to compete for open positions. Selection of successful candidates will then be based on qualifications and merit.

Definitions and examples:

Workplace harassment is a prohibited form of discrimination under this policy and can include harassment based on an individual’s sex, race, religion, national origin, sexual orientation, disability, age, etc. Such harassment can take many forms and includes unwelcome verbal or physical conduct directed against a fellow employee or third party (e.g., customer or supplier) such as distributing or posting (electronically or otherwise) hate literature, making fun of or defaming a member of a particular religion, race, sex, etc., through use of inappropriate stereotypes, telling offensive jokes, use of ethnic slurs or taking other actions which have the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive work environment.

Sexual harassment is a specific form of workplace harassment that includes unwelcome sexual advances or requests for sexual favors where submission or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual. Sexual harassment also includes unwelcome sexual advances, requests for sexual favors, or other verbal or physical conduct of a sexual nature or based on a person’s sex where such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile, or offensive working environment.

Employee responsibilities under this policy:

•	Comply with all applicable labor and employment laws, and the requirements of this policy.

•	Promptly raise any concerns about a violation or possible violation of this policy.

•	Help GXS maintain a workplace that is free of harassment, such as harassment directed at a person because of his or her race, religion, sex, etc.

•	If a conflict arises between the requirements of this policy and the laws, customs or practices of a particular geographic area, consult with management and company legal counsel to determine the most appropriate course of action for GXS.

Additional responsibilities of leaders under this policy:

•	Each manager is responsible for applying this policy within his or her component.

•	Communicate the standards and prohibitions established in this policy by supporting educational and training programs that will enable all employees (including managers) to understand the basic requirements of this policy and applicable non-discrimination and fair employment practices laws.

•	Ensure that effective grievance or problem-solving mechanisms are in place to receive reports of concerns from individuals and, where appropriate, to resolve them.

•	Review and ensure compliance with laws, and maintain acceptable GXS standards relating to child labor, forced or compulsory labor and other fair employment concerns.

•	Seek out and assist individuals in gaining access to job opportunities at all levels consistent with their qualifications and abilities. Help them reach their full potential while maintaining appropriate job-related standards.

In the United States (and other locations where applicable):

•	Identify appropriate managers with sufficient authority to assure that effective equal employment opportunity and affirmative action plans,

programs and practices are developed and implemented, and measured at least annually. Assign responsibility for overall management of affirmative action programs within your components. This should include, where necessary, responsibility for coordinating programs on a local or organizational basis.

•	Ensure that contracts with independent contractors, suppliers or others outside GXS contain equal opportunity clauses if required by government contracts.

Examples of violations:

•	Allowing race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law to be a factor in screening employees for hiring, promotion, compensation or other employment-related decisions.

•	Providing or withholding work-related assistance, cooperation, and/or information to fellow employees based on their race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.

•	Hiring, compensation, promotion and layoff practices that are not clearly job-related.

•	Hostile or demeaning behavior based on an employee’s race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.

•	Persistent on-the-job flirtations or other invitations for a social relationship with a fellow employee when he or she has indicated that such advances or interests are unwelcome.

•	Displaying any sexually suggestive visual material in the workplace.

•	Displaying or posting (including, for example, transmitting via e-Mail) hate literature, inappropriate ethnic stereotypes, or jokes that tend to ridicule or defame a member of a particular racial, religious, or ethnic group.

•	Disclosing employment data to a person who does not have either a business-related need for the data or the subject’s consent.

In the United States:

•	Failure to maintain and update annually written affirmative action plans as required by Executive Order #11246, the Rehabilitation Act of 1973 and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974.

•	Violations of the affirmative action program requirements of the U.S. Department of Labor’s Office of Federal Contract Compliance Programs.

Penalties for violations:

Employees who violate the spirit or letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines). GXS could also lose government contracting privileges.

QUESTIONS AND ANSWERS

Fair Employment Practices

Q: What is prohibited discrimination?

A: GXS prohibits taking any employment action against a person because of his or her race, color, religion or any other characteristic protected by law. For example, it would violate GXS policy to deny someone a promotion because of his race or age, or to avoid sharing important work-related information with a co-worker because of her religion. GXS’s policy is to use merit, qualifications and other job-related criteria as the sole bases for all employment-related decisions.

Defining diversity

Q: We hear a lot about “workforce diversity.” How does this concept relate to fair employment practices?

A: Having an environment in which fair employment practices are implemented and executed helps GXS compete for and attract a high quality and increasingly diverse workforce. The company will continue to make good faith efforts to recruit and retain diverse pools of applicants and employees. Diversity initiatives complement GXS’s fair employment obligations and are aimed at bringing about a greater recognition of the value and enhanced competitiveness of a workforce that includes people from many different backgrounds. This also involves implementing management processes that develop and maintain a workplace in which all employees can contribute to their full potential.

Harassment prohibited

Q: What is GXS doing to prevent harassment in the workplace?

A: There is extensive and continuing communication of this issue to all employees. This policy clearly prohibits any form of workplace harassment from GXS employees or third parties that creates a hostile, intimidating or offensive work environment based on a person’s sex, disability, race, sexual orientation or any other diverse human characteristic.

Anyone violating this policy is subject to disciplinary action up to and including discharge. Any employee who feels he or she might be a victim of such harassment is required to raise that concern. There are several ways to do this. You can contact any GXS manager, company ombudsperson, your human resources representative, company legal counsel, or anyone else designated to handle harassment concerns. GXS businesses provide internal problem-solving procedures for this purpose that are sensitive to privacy concerns. The leaders of your business need your cooperation and help if we are to rid the workplace of all such barriers to mutual respect, teamwork, productivity and success.

Data protection and privacy

Q: Do the requirements of this policy include the employer’s duty to protect and keep private personal employment data in accordance with the European Union’s Directive on Data Protection?

A: Yes. As our Fair Employment Practices Policy states, GXS is committed to observe the applicable labor and employment laws, including privacy-related laws such as the EU’s Directive on Data Protection, wherever we operate.

Fulfilling the commitment in the United States

Q: What is affirmative action?

A: Affirmative action has two elements. First, employers must ensure nondiscriminatory human resources policies and practices. Second, it includes actions taken by employers to increase opportunities in employment (e.g., hiring, training and development, promotions) for certain groups (e.g., minorities, women, persons with disabilities) identified by federal law.

Q: What does taking affirmative action in hiring or promotion mean?

A: Affirmative action requires recruiting, training and development actions aimed generally at improving the availability of, e.g., minorities and women who are qualified to meet future employment needs, and specifically to take steps to bring diversity to the pools of qualified candidates from which individuals are selected to fill job openings. Hiring or promotion decisions are based solely on individual qualifications and merit.

Improper Payments
Issued: January 2003

GXS employees should not offer anything of value to obtain any improper advantage in selling goods and services, conducting financial transactions, or re presenting the company’s interests to governmental authorities. This policy sets forth GXS’s standards of conduct and practices for certain kinds of payments, entertainment and political contributions. GXS must not authorize, involve itself in, or tolerate any business practice that does not follow this policy. A violation of this policy can result in severe civil and criminal penalties, under the laws of a number of countries. All countries prohibit the bribery of their own public officials, and many also prohibit the bribery of officials of other countries. GXS’s policy goes beyond these laws and prohibits improper payments in all of our activities, both with governments and in the private sector.

Contents
Scope
Requirements
Employee responsibilities
Additional responsibilities of leaders
Penalties for violations
Related policies
Questions and answers

Scope:

•	This policy applies to all employees of GXS throughout the world.

•	Controlled affiliates of GXS must adopt corresponding policies. (A controlled affiliate is a subsidiary or other entity in which GXS owns, directly or indirectly, more than 50 percent of the voting rights, or in which the power to control the entity is possessed by or on behalf of GXS.)

•	We must encourage affiliated but non-controlled companies to follow practices consistent with this policy.

•	We must require independent third parties who represent GXS to do so in a manner that is consistent with this policy. Independent third parties include: consultants, agents, sales representatives, distributors, contractors and any other outside persons acting in a capacity where they hold themselves out as, or otherwise appear to be, representing GXS.

Requirements:

General

•	Never give, offer, or authorize the offer, directly or indirectly, anything of value (such as money, goods or a service) to a representative of a customer or a government official to obtain any improper advantage. The rules for gratuities and payments are different for non-government customers than they are for government customers/officials. A list of permissible payments is included below. Even an otherwise appropriate business courtesy, such as a gift, contribution or entertainment, should never be offered under circumstances that might create the appearance of impropriety.

•	Be aware of and obey applicable laws that relate to matters covered by this policy, including:

– The U.S. Foreign Corrupt Practices Act

– Laws of other countries prohibiting bribery of foreign government officials

– Laws of all countries prohibiting commercial and political bribery within their borders.

GXS representatives

•	Require any person or firm who represents GXS to do so in accordance with this policy and to be aware of and obey the applicable laws of the U.S. and other countries related to matters covered by this policy.

•	Exercise due diligence when selecting persons or firms to represent GXS, keeping in mind that

– GXS and its employees may, in some circumstances, be held responsible for the actions of sales agents and other independent representatives. For example, a sales agent might make an improper payment to a government official. The GXS employee who works with that agent, as well as the company, might be charged with a criminal violation of the U.S. Foreign Corrupt Practices Act, and the laws of other countries related to the bribery of foreign officials, if the employee i) knew about the payment (or consciously disregarded information that the payment likely took place); and ii) authorized it, either explicitly or implicitly.

– When selecting a person or firm to represent GXS, consider the following:

•	Employ only reputable, qualified individuals and firms.

•	Understand and obey any requirements governing the use of company representatives (for example, funding agency restrictions, or customer, country or ministry prohibitions).

•	Make sure that the representative’s compensation is reasonable for the services provided.

•	Follow this policy’s implementing procedures and guidelines for selecting and paying representatives.

– If you spot something that might indicate a potential policy violation involving a person or firm representing GXS, make sure that it is promptly investigated and resolved.

– Seek the assistance of company legal counsel and management in exercising due diligence and resolving concerns about anything that might indicate a potential policy violation.

Permissible payments

•	You may provide customers with ordinary and reasonable entertainment and gifts only if they are permitted by

– Applicable law, and

– The customer’s own policies and procedures, and

– GXS’s guidelines/procedures.

     This policy does not prohibit lawful reimbursement for reasonable and bona fide expenditures — for example, travel and living expenses incurred by customers and directly related to the promotion of products or services, or to the execution of a contract.

•	Gifts to and entertainment of government officials and employees are highly regulated, often prohibited, and generally should be avoided. Do not provide such gifts and entertainment unless you have determined with certainty that you are permitted to do so by applicable laws and regulations, your GXS’s policies and procedures, and the policies of the recipient’s employer.

•	Laws like the U.S. Foreign Corrupt Practices Act that prohibit the bribery of foreign officials do not prohibit facilitating payments. Facilitating payments are gratuities paid to officials or employees of foreign governments to expedite a service or routine administrative action that these individuals ordinarily perform and to which GXS is entitled under the laws of that country. GXS strongly discourages the use of facilitating payments. In any situation in which giving a facilitating payment becomes necessary, you should seek the advice of company legal counsel. Make sure that all these payments are clearly and accurately reflected in financial reports.

Political contributions

•	Obey applicable laws of the United States, and other countries in which GXS does business in promoting GXS’s positions on issues to government authorities and in making political contributions.

•	Political contributions by the company to U.S. federal, state or local candidates, or to candidates in other countries, may be prohibited or regulated under applicable election laws. Any contribution of company funds or other assets for political purposes must be approved in advance by GXS’s CEO and General Counsel.

•	Never give or offer, directly or indirectly, a payment or anything of value (such as money, goods or services) to any political party, party official, or any candidate for political office of any country to influence or reward any governmental act or decision, or to obtain any improper advantage.

Employee responsibilities under this policy:

•	Understand and keep up-to-date on applicable laws, funding agency regulations and customer requirements related to your job and each requirement of this policy. These requirements can be complex, and it would not be unusual for you to have questions related to a transaction. If you have any questions related to matters covered by this policy, consult with business leaders, company legal counsel, GXS compliance guidelines, or this policy’s implementing procedures.

•	Take all steps necessary to make sure any party acting on GXS’s behalf understands and agrees to follow the principles of this policy.

•	Carefully watch for warning signs that might indicate improper activities. Among them might be a sales representative or other person or firm representing GXS (or being considered to represent GXS) who:

– Has been accused of improper business practices

– Has influence on the buying decision and a reputation for bribes

– Has a family or other relationship that could improperly influence the customer’s decision

– Approaches you near a customer’s award decision and explains that he or she has a “special arrangement” with an official

– Insists on receiving a commission payment before the customer announces the award decision

– A customer who suggests that a GXS bid be made through a specific representative or partner

– Any request that a commission or other payment be made in a third country or to another name

– A request for a commission that seems unusually large in relation to the services provided.

If these or any other signs of a possible violation come to your attention, be sure to resolve your concern promptly before proceeding with the transaction. Resolution should include management and legal review, and it should be well documented.

•	Maintain timely, accurate and complete records of all expenditures of GXS funds.

•	Follow GXS guidelines for travel and living expense reimbursement, business entertainment and gifts. In addition, learn and respect the policies of customers and government agencies concerning acceptance of business entertainment and gifts.

Additional responsibilities of leaders under this policy:

•	Do not retain individuals or firms unless you are satisfied they will abide by the principles of this policy when representing GXS. Pay them reasonably for services performed. Make sure the selection process includes a thorough consideration of the scope of activities, credentials, background, costs and compensation terms. Appropriate approvals should be obtained. Make sure that the selection and payment process is consistent with this policy’s implementing procedures or other relevant business guidelines. Also, see the GXS policy on Money Laundering Prevention and its requirements on the “know your customer” process.

•	Closely monitor and control business entertainment and gifts.

•	Consult with company legal counsel in executing your responsibilities under this policy. Keep in mind that international operations frequently raise issues requiring familiarity with the laws and regulations of other countries.

•	If you discover that a sales representative or other third party representing GXS may be engaging in improper business practices, you should consult with company legal counsel and pursue any necessary remedial action.

•	Financial managers must make sure that accurate records are kept that show the amount and purpose of all payments. (See Controllership Policy)

•	GXS senior management should:

– Review financial reports covered by this policy with the responsible financial manager

– Request, as required, financial reviews of matters covered by this policy from finance managers or company auditors

– Review, as required, other matters covered by this policy with the responsible manager or with company auditors

– Review compliance concerns or possible violations of this policy with company legal counsel to determine the appropriate company response and disclosure requirements

– In making any investment decision, carefully consider the company’s responsibilities under applicable laws prohibiting bribery of foreign officials and commercial bribery

– Authorize the execution of any new international sales representative or sales consultant services agreement that is related to a government contract and involves commissions, contingent fees or retainer compensation greater than U.S.$200,000 (total contract value)

– Authorize the execution of any international service agreement or sub-contract that is greater than U.S.$2,000,000 in value and related to a government contract .

Penalties for violations:

Employees who violate the spirit or letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines). GXS must terminate contracts with consultants, sales representatives, distributors, independent contractors and any other third parties who are unwilling or unable to represent GXS in a manner consistent with this policy.

Related policies:

Conflicts of Interest
Controllership
Following International Trade Controls
Money Laundering Prevention
Supplier Relationships
Working with Governments

QUESTIONS AND ANSWERS

Screening sales representatives

Q: Can the company or an employee be held responsible for the actions of a sales rep or distributor?

A: Yes. If it appears that an employee knew, or had reason to know, of a third party representative’s prohibited activities (or deliberately ignored indications of prohibited activities), and by its actions GXS implicitly authorized such payments, then the company and the employee could be held accountable. A “head-in-the-sand” approach to managing the third party is not acceptable. However, if the company can demonstrate that it conducted adequate due diligence and aggressively investigated and resolved anything related to the third party that might indicate a policy violation, it will not be held responsible if the third party was involved in some illegitimate activity.

Q: What do I need to do to ensure that I am hiring a third party that is acceptable to the company?

A: You must follow GXS’s formal process for screening third parties that represent the company and conduct a thorough, documented background check of every candidate (see the implementing procedures for this policy). Finally, make sure that the candidate understands and agrees to abide by the principles of this policy.

Q: What should I do if I have a concern about something that might indicate a policy violation?

A: Take your concern to your manager or to company legal counsel. Make sure that the possible warning sign is thoroughly discussed and adequately resolved before going ahead with the transaction. Make sure that the resolution has been documented.

Entertaining government employees

Q: Is it illegal to entertain a government employee?

A: It depends. “Entertaining” or “providing anything of value” to any customer, government or commercial, must be consistent with applicable laws, and laws relating to gifts to and entertainment of government representatives are especially restrictive. You must also respect the policies of the individual’s employer and any other applicable guidelines. If you have any doubts, seek the advice of management or company legal counsel before taking action.

Laws of other countries

Q: How can I learn more about the laws of another country?

A: Seek the assistance of company legal counsel.

Political contributions

Q: Is the company allowed to make U.S. federal campaign contributions?

A: Corporate contributions to U.S. federal candidates are prohibited under federal law. There are, however, a number of circumstances under federal law in which corporations may make contributions other than to candidates. For instance, companies can contribute to either national party for state organizing efforts, or to certain state committees for such efforts. These contributions must be approved in advance by GXS’s CEO and General Counsel. Federal law does provide that a company may support a political action committee through which employees may contribute to candidates for federal election.

Q: Is the company allowed to make state or local campaign contributions?

A: Some states allow direct corporate contributions to state and local candidates. Any state political contributions on behalf of the company (whether to a candidate, a party, or a ballot initiative campaign) should be approved in advance by GXS’s CEO and General Counsel.

Insider Trading/Dealing & Stock Tipping
Issued: January 2003

GXS is committed to the principles of fair and open markets for publicly traded securities throughout the world — markets where everyone has an equal chance to succeed. This policy establishes standards of conduct for employees and others who obtain material or price-sensitive non-public information (“inside information”) through their work for GXS. Insider trading, insider dealing and stock tipping are criminal offenses in most countries where GXS does business. The requirements of this policy include full compliance with the laws prohibiting insider trading, insider dealing and stock tipping. Insider trading or dealing means personally buying or selling stock or other securities of any publicly traded company while in possession of inside information about the company. Stock tipping means disclosing inside information about a company — for example, to a relative, colleague or friend — to enable the person to buy or sell stock or other securities of the company on the basis of such information. This policy sets forth guidelines designed to avoid even the appearance of insider trading, insider dealing or tipping. It is not meant to restrict the freedom of employees to make appropriate personal investments, or the company’s right to legitimately use and disclose inside information in the ordinary conduct of its business.

Contents
Employee responsibilities
Definitions, guidelines and examples
Penalties for violations
Related policies

Employee responsibilities under this Policy:

•	Never buy or sell the stock or other securities of any company while you have inside information about the company.

•	Never recommend or suggest that anyone else buy, sell or retain the stock or other securities of any company, while you have inside information about the company.

•	You must not disclose inside information to anyone outside GXS (including family members), except when you reasonably believe such disclosure is needed to enable GXS to carry on its business properly and effectively, and appropriate steps have been taken by GXS to prevent the misuse of the information. Employees are urged to consult with company legal counsel to determine if such disclosure is needed and is being undertaken in an appropriate manner.

•	Only disclose inside information within GXS in the ordinary course of business and when you have no reason to believe that the information will be misused.

Definitions, guidelines and examples:
The following definitions, guidelines and examples apply solely for the purpose of implementing this policy.

Inside information means non-public information — obtained in connection with GXS employment — that is material or price-sensitive.

•	Information is non-public when it is not available to investors generally.

•	Guidelines:

•	Information is generally considered to be non-public until it has been disclosed to the investing public and the market has had time to absorb it.

•	Do not assume that information, rumors or recommendations you receive about the stock or other security of any company are public if they come from a friend or colleague, particularly if there is any indication that the ultimate source of the information may have had inside information about the company. Unless there is reason to believe otherwise, you may assume that recommendations or information from a legitimate securities broker or investment advisor is publicly available. You should be free to buy or sell securities on the basis of such recommendation or information.

•	Examples:

•	If you were to learn in the course of your work that GXS is considering buying a certain company, or considering entering into a major purchase contract with a supplier, you should assume the information is non-public until after the public media have reported the transaction and the market has had time to assimilate the information.

•	Non-public information is material or price-sensitive if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or retain a security, such as a stock, bond, or put or call option, or if publication would be likely to have a significant effect on the price of such security.

•	Guidelines:

•	To minimize the risk of misjudging whether non-public information is material or price sensitive or whether reasonable investors would consider particular information to be important, you should assume the information would be material or price-sensitive if it affects in any way your own consideration of whether to buy or sell the security in question. In other words, you should assume that any non-public information about a company is inside information if it would influence your own decision about whether to buy or sell that company’s stock or other securities, and you should not, until after the information has become public, (1) buy or sell the security, (2) recommend that anyone else buy or sell the security, or (3) disclose the information except in accordance with the requirements of this policy. A significant departure from your customary trading practices following your receipt of non-public information could also be viewed as evidence of the materiality or price sensitivity of the information.

•	Any information may be inside information regardless of whether it is developed internally or obtained from others (e.g., current or prospective customers, suppliers or business partners).

•	Examples:

•	Inside information may include non-public information concerning a pending merger, acquisition, disposition, joint venture, substantial contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, the gain or loss of a significant customer or supplier, or the filing of a bankruptcy petition.

•	Securities are defined broadly to include any stock, bond, note, debenture, put or call option, or other instrument commonly known as a security.

•	Guidelines:

•	Most authorities believe the practice of buying or selling exchange-traded options (i.e., puts or calls) is particularly susceptible to insider trading abuse, especially when such option trading is not consistent with the individual’s customary trading practices.

•	Generally, you will have no reason to believe that inside information will be misused or improperly disclosed by the recipient if you disclose information in good faith, in the ordinary course of business, and under circumstances that do not suggest that improper conduct by the recipient is likely.

•	Guidelines:

•	Securities regulators and the courts consider a number of factors in determining whether someone who disclosed inside information should have known that the disclosure was likely to lead to improper trading. These factors include the price sensitivity of the information, the degree of business justification for the disclosure and the relationship between the individual disclosing and the individual receiving the information. You should exercise good faith and common sense in determining whether to disclose inside information to others. If questions arise, you should not hesitate to consult company legal counsel before making the disclosure.

Penalties for violations:

Employees who violate the spirit or letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law and result in criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines). Certain parts of this policy may be more restrictive than applicable securities laws. In some cases courts have found the violation of an employer’s rule or policy to be evidence of a violation of the laws prohibiting insider trading and tipping. However, an important purpose of this policy is to establish standards of conduct that will avoid even the appearance of impropriety. Such provisions are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist in the absence of this policy.

Related policies:

Conflicts of Interest
Controllership

Intellectual Property
Issued: January 2003

GXS’s intellectual property is among the company’s most valuable assets. It is GXS’s policy to establish, protect, maintain and defend its rights in all commercially significant intellectual property and to use those rights in legally responsible ways. GXS respects the valid intellectual property rights of others. New GXS software, services and processes should be timely and reasonably reviewed for infringement of the valid intellectual property rights of others. GXS employees must consult with GXS legal counsel before making any use of the intellectual property of other parties.

Contents

Employee responsibilities
Definitions
Additional responsibilities of leaders
Penalties for violations
Questions and answers

Employee responsibilities under this policy:

•	Identify and protect GXS intellectual property. Hold GXS trade secrets and other proprietary information in confidence and secure appropriate legal protection on inventions, copyrightable material, trademarks and other commercially significant intellectual property. Properly safeguard and administer all agreements relating to intellectual property.

•	Understand your responsibilities to the GXS regarding new inventions and ideas that you may develop while a GXS employee. Consult with GXS legal counsel if you have a question about these responsibilities or about the “Employee Innovation and Proprietary Information Agreement” (EIPIA), which many employees must sign.

•	Consult with GXS legal counsel before disclosing GXS proprietary information to outsiders or permitting third parties to use GXS intellectual property.

•	Assert intellectual property rights only in a way consistent with the law.

•	Respect the valid legal rights of others in patents, copyrights, trademarks, trade secrets and other proprietary information, and other intellectual property. Consult with GXS legal counsel concerning necessary licenses or approvals to use such intellectual property.

•	Do not attempt to solicit or otherwise discover through improper means the trade secrets or other proprietary information of others. If you became aware of the trade secrets or other proprietary information of others either through prior employment or under an actual or implied obligation of confidentiality, do not divulge, use, transfer, alter or otherwise deliver those trade secrets and other proprietary information to anyone except as authorized by GXS legal counsel.

Definitions:

A patent is a grant of a property right giving an inventor the right, for a limited number of years, to exclude others from making, using, offering for sale, selling, or importing the invention that is the subject of the patent. This right is limited to a specific geographic area.

A trademark is a word, name, symbol or device that is used in commerce with goods or services to indicate the source of the goods or services and to distinguish them from the goods and services of others.

Copyright is a form of protection that gives to the authors of original works of authorship including literary, dramatic, musical, artistic, and certain other intellectual works, the exclusive right to reproduce the copyrighted work, to prepare derivative works, to distribute copies of it, and to display or perform the copyrighted work publicly.

Trade secrets refers to information, such as a formula, pattern, compilation, program, device, method, technique, process, financial data, or list of actual or potential customers that: derives actual or potential economic value from not being generally known to other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Proprietary information is information that is undisclosed, for example, not publicly known or generally available, and that is held in confidence.

Additional responsibilities of leaders under this policy:

•	Consult with GXS legal counsel to ensure that all appropriate employees sign and comply with GXS’s invention agreement, which is formally titled “Employee Innovation and Proprietary Information Agreement.”

Penalties for violation:

Employees who violate either the letter or the spirit of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines).

QUESTIONS AND ANSWERS:

Patents

Q: I have an idea for an invention, and don’t know if it’s patentable. What do I do?

A: Follow GXS’s policies and procedures regarding invention disclosures and patent applications even if you are unsure if your idea could be patented. Prompt disclosure of all inventions to GXS legal counsel for evaluation is essential so, if appropriate, patent applications can be timely filed to establish and preserve GXS’s rights in the invention. Sometimes, ideas that you may not think of as inventions may be patentable: so, all ideas for new products, product designs, business methods, software, and other improvements should be brought to the company’s attention in accordance with these procedures.

Copyrights

Q: Can we scan an article or multiple articles into an electronic file and e-mail it to other people?

A: No. You must have the copyright holder’s permission in order to copy or distribute such materials. If you have questions about copying and distributing copyrighted materials, consult with GXS legal counsel.

Trade secrets

Q: What precautions should we take when sending proprietary information using our e-mail account to both GXS employees and third parties?

A: Proprietary information should be made available only to GXS employees on a need-to-know basis. Disclosure to other personnel could result in competitive loss, liability, or damage to GXS’s reputation. Before sending proprietary information to a third party, consult with GXS legal counsel to determine whether a non-disclosure agreement should be signed and by what means the information should be sent. Additionally, export issues may exist if the information is to leave the country or is intended to be shared with either foreign nationals or U.S. citizens who are employed by foreign owned companies. Contact GXS legal counsel for guidance. Finally, the public Internet cannot be considered a secure means of communication. If the material being sent is highly sensitive or confidential, it should either be encrypted before being e-mailed, or send by regular or express mail in a sealed envelope marked “Strictly Private”.

Trademarks

Q: I am creating a new Website for customers to access. I have already registered the domain name and the site will soon be live. Is there anything else that needs to be done?

A: The entities responsible for registering domain names do not check to see if a requested domain name violates an existing trademark. If the domain name is the same as or similar to a famous mark or is likely to cause customers confusion with the business or products using the existing mark, this could mean a violation of trademark law. Before registering a domain name, and certainly before using it, it is wise to conduct a trademark search. A trademark search hunts for any trademarks, federally registered or not, that conflict with your proposed domain name. Check with GXS legal counsel to begin the search process.

International Trade Controls
Issued: January 2003

Many countries regulate international trade transactions, such as imports, exports and international financial transactions, for a variety of reasons, including national security and foreign policy. In addition, the United States prohibits any cooperation with boycotts against countries friendly to the United States or firms that may be “blacklisted” by certain groups or countries. For GXS and its affiliates to do business in today’s global environment, we must understand and follow all of these laws and regulations, as well as applicable customs laws and regulations. U.S. restrictions on international trade are very broad and complex. They apply to GXS; its U.S.-incorporated affiliates and all their employees, regardless of nationality; and to U.S. citizens and permanent resident aliens wherever located. They may also apply to non-U.S. incorporated affiliates and their employees. As a further complication, legal measures to block the application of certain U.S. restrictions have been adopted by some countries, such as the members of the European Union, and Canada and Mexico. Consequently, GXS, its affiliates and employees located in those countries may be faced with conflicting legal requirements that must be handled by company legal counsel.

Contents
Requirements
Employee responsibilities
What to watch out for
Additional responsibilities of leaders
Examples of violations
Penalties for violations

Requirements:

•	Implement programs to assure compliance with applicable laws and regulations governing international transactions.

•	Follow all relevant international trade control regulations, including licensing, shipping documentation, import documentation, reporting and record retention requirements.

•	Follow local laws and regulations governing the importation of goods, including the presentation of accurate and complete information needed to determine classification, value and admissibility.

Employee responsibilities:

•	Be aware of all restrictions on international trade that apply to GXS. These can include U.S. laws and regulations as well as those of other countries in which GXS conduct business. In some cases, these restrictions will apply to international trade in goods, technology, software and services as well as to financial transactions.

•	Learn and follow GXS’ procedures regarding international transactions

Working with Customers & Suppliers

•	Make sure all international trade transactions are screened in accordance with all applicable laws and regulations. Among the U.S. regulations are the Export Administration Regulations, the International Traffic in Arms Regulations and the Foreign Assets Control Regulations.

•	Immediately tell GXS legal counsel or your manager about any apparent conflict between the restrictions of U.S. law and the requirements of applicable local law, such as U.S. sanctions and local “blocking laws.”

•	Do not cooperate with any restrictive trade practice or boycott prohibited or penalized under U.S. or applicable local laws. Notify your supervisor about all boycott-related requests, including requests for information.

•	Understand which party to the import transaction bears legal responsibility for the accuracy of import documentation. Where GXS bears legal responsibility, establish procedures to monitor and verify the accuracy and completeness of information presented to government authorities by GXS or by GXS’s agents. Where an agent or customer is the responsible party, ensure that GXS provides the full and accurate information they need to complete import entries.

•	Carefully watch for warning signs of extraordinary licensing requirements, improper import clearance, illegal activities or any other violations of this or related GXS policies.

What to watch out for:

Exports

•	Unfamiliar customer without convincing references

•	Unusual transaction for this consignee, customer, end use or location

•	Evasive, reluctant, or otherwise unsatisfactory answers by a customer to questions about end use, end user, delivery dates or delivery locations

•	Unusually favorable payment terms

•	Lack of concern for normal training and warranty service

•	Links to the military that seem inappropriate to the stated business or transaction.

•	Involvement of parties related to countries engaged in the development of biological, chemical and nuclear weapons, or ballistic missiles

•	Transactions involving an embargoed country, a citizen or representative of an embargoed country, or an individual or entity subject to government sanction.

Imports

•	Any payment to the exporter or benefiting the exporter that is not included in the invoice price or otherwise reported to customs officials

•	Transfer prices between related parties which fail to cover all costs and profits

•	Inaccurate or incomplete invoice description of the imported goods

•	An invoice price that does not reflect the full value of the imported goods

•	Inaccurate identification of country of origin of the imported goods

•	Use of an import tariff classification that does not appear to be an accurate description of the imported goods

•	GXS is designated as the importer of record in a country that does not have an established GXS import process.

•	Entry of goods under a preferential duty program (GSP, NAFTA, Lomé Convention, ASEAN

•	FTA, return of domestically-manufactured goods, etc.) without supportive record-keeping procedures that assure local compliance.

Additional responsibilities of leaders:

•	Consult with GXS legal counsel in executing your responsibilities under this policy. Keep in mind that international operations may raise issues requiring familiarity with the laws and regulations of the United States as well as countries where exporters or importers are based.

•	Establish procedures to screen international transactions for compliance with legal and regulatory requirements. Such procedures must ensure that proper license authority is obtained and that appropriate documentation accompanies the transaction.

•	Appoint a person or persons responsible for international compliance for exports, imports, services and transactions.

     The person(s) named shall have these responsibilities:

–	Maintenance and communication of component policy and procedures appropriate to each business unit and consistent with company standards

–	Establishment of information and education programs

–	Records management

–	Assurance of compliance, including:

•	Due diligence measures, such as transaction screening, responses to warning signs of possible policy violations
•	Accurate export and import classification, valuation, licensing, documentation and reporting
•	Ensuring that freight forwarders, carriers and customs house brokers are properly instructed, and that forwarders and brokers are authorized as GXS agents by power of attorney, as appropriate
•	Compliance with agreements and licenses
•	Remedial action.

•	Consult with GXS legal counsel as appropriate in interpreting this policy.

•	Review substantive compliance concerns or possible violations of this policy with GXS legal counsel to determine the appropriate company response and disclosure requirements. Coordinate with GXS legal counsel all substantive interactions with government enforcement officials.

Examples of violations:

•	Exporting hardware or technical data, or marketing certain defense articles to non-U.S. persons without receiving the required authorization or license

•	Transferring controlled technical data to non-U.S. persons without receiving the required authorization or license

•	Engaging in, supporting, brokering, financing, advising or otherwise facilitating a prohibited transaction without receiving the required authorization or license

•	Providing, or failing to raise a concern about a request to provide boycott-related information

•	Providing a product, information or service when there is reason to know it will be diverted to an unauthorized destination or use

•	Improper classification of exported or imported goods

•	Improper valuation of exported or imported goods

•	Incorrect country of origin identification of exported or imported goods

Penalties for violations:

Employees who violate GXS’ policies are subject to disciplinary action up to and including termination of employment. Conviction for violating international trade control laws and regulations could result in GXS losing its export privileges, and civil or criminal penalties against the company and individuals involved. A criminal indictment may result in suspension of GXS export licensing for defense products.

Privacy
Issued: January 2003

In our increasingly information-based society, personal information about individuals must be adequately protected. GXS is committed to protecting personal information that we collect from or maintain about individuals. Each employee must take care to protect personally identifiable information from inappropriate or unauthorized use or disclosure, and the company must maintain fair and responsible privacy and information protection procedures and take reasonable steps to ensure compliance with such procedures.

Contents
Requirements
Definitions
Employee responsibilities
Additional responsibilities of leaders
Penalties for violations
Related policies and procedures
Questions and answers

Requirements:

•	Comply with all applicable privacy and data protection laws, regulations, and treaties.

•	Provide individuals, as required by law and company privacy procedures, with reasonable:

– notices of relevant privacy practices

– descriptions of the types of information being collected and the uses to be made of the information

– choices regarding certain uses of the information by the company

– opportunities for access to information for verification and correction

– security for the information

Definitions

Personal Information means information that identifies or is associated with an individual, such as his or her name, address, telephone number, or e-mail address. It may also include an individual’s medical or financial records or other information that is deemed sensitive or personal, if such information is associated with information that identifies the individual. Different jurisdictions may adopt different definitions of the types of information subject to privacy or data protection laws, so it is important to consult with company legal counsel concerning the scope of those requirements in the relevant jurisdictions.

Sensitive Information means information that identifies an individual or is associated with an individual and is related to racial/ethnic origin, political opinions, religious or philosophical beliefs, trade union membership, or information about an individual’s health or sex life.

This policy may also apply to employee related data.

Employee responsibilities under this policy:

•	Learn and follow company implementing procedures for privacy and data protection. Pay attention to the protection of Personal Information, and in particular if this information is Sensitive Information, assess whether it is truly is necessary for GXS to have this information, and also consult company legal counsel.

•	If you have access to Personal Information, use that information only for authorized business purposes.

•	Keep secure any business records of Personal Information, including computer-based information. The GXS Systems Integrity team can provide guidance on appropriate computer security practices.

•	If you learn of any disclosures of Personal Information in violation of this policy, notify your manager or company legal counsel.

Additional responsibilities of leaders under this policy:

•	Consult with company legal counsel on the adequacy of the company’s privacy and data protection practices.

•	Consult with company legal counsel before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit Personal Information.

•	Establish a process to periodically monitor, audit, or review privacy and data protection practices to ensure continuing compliance with the law, this policy, and any privacy notices provided to individuals.

•	Implement procedures, including appropriate employee disciplinary actions, in the event of misuse or inappropriate disclosure of Personal Information.

Penalties for violations:

Employees who violate the spirit and letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law, subjecting you and/or the company to criminal penalties (fines or jail sentences) and/or civil sanctions (damage awards or fines).

Related policies and procedures:

This policy may relate to other GXS policies and procedures, among them:

Controllership
Fair Employment Practices
Complying with Competition Laws

European-Specific Policy

GXS has also developed a supplementary privacy policy designed to address the specific regulatory issues in Europe, and regarding the handling of Personal Information as it pertains to GXS personnel working with European based prospects, customers and suppliers.

This European supplementary policy addresses specific issues regarding: (i) obtaining and using Personal Information for direct marketing purposes; (ii) transferring Personal Information outside the European Union/European Economic Area, including to servers operated by GXS entities in the USA; (iii) using third party supplied lists containing Personal Information; (iv) conducting marketing campaigns using Personal Information, as well as other potential uses of Personal Information in relation to European based customers, prospects and suppliers.

While this European specific policy will affect the GXS business as a whole, it will have particular impact on the ramping, tele-commerce and marketing organizations. For further details on this policy, contact company legal counsel.

QUESTIONS AND ANSWERS

Scope of information protected

Q: Since virtually all of the customers I deal with are corporate entities, as opposed to individuals, does this policy really apply to me?

A: Yes. Some jurisdictions require Personal Information to be protected regardless of whether the person providing it does so as an individual or as a representative of a corporate entity. Information about corporate entities may also be protected. Moreover, to the extent our data collection systems collect information from individuals, their information must be adequately protected. In some instances it may not be apparent whether an individual who submits Personal Information does so as an individual, or as a representative of a business. In those situations, care must be taken to ensure that any Personal Information is adequately protected. You should consult with company legal counsel if you are unsure.

Online and offline collection of information

Q: Does this policy apply to both the online and offline collection and use of Personal Information?

A: Yes. Although the specific ways in which this policy is implemented will vary depending on the context in which the information is collected or used, the fundamental policy requirements apply regardless of the medium through which the information is collected or used.

Out-of-date or inaccurate privacy systems

Q: GXS’s website has a link to a privacy policy that doesn’t seem to reflect what we actually do with the Personal Information that is collected. What should I do?

A: You should notify your manager, the relevant information technology personnel, and company legal counsel to ensure that the policy and/or the data-handling systems are revised so that they are consistent.

“Cookies”

Q: What are “cookies,” and how does this policy affect their use?

A: A “cookie” is a small data file that is stored on a user’s computer and allows a Website to recognize that computer on any return visits. Because the use of cookies may result in the collection and use of Personal Information, to the extent that GXS uses them, this should be disclosed in its Website privacy policy.

“Opting-in” versus “opting-out”

Q: Where we are required to give an individual choice about how his or her information will be shared or used, can we permit the individual to “opt-out” (i.e., require the individual to act affirmatively to disallow the sharing), or must we permit the individual to “opt-in” (i.e., require the individual to act affirmatively to allow the sharing)?

A: It depends. In some jurisdictions, and for certain types of information, an individual must affirmatively “opt-in” before the information may be used in a particular way. In other circumstances, providing an “opt-out” choice is sufficient. Consult with company legal counsel if you are unsure.

Releasing information

Q: I got a call from a supplier’s marketing manager who wants to use our customer list to do a targeted mailing. Should I allow her to see that kind of information?

A: Requests for the release of Personal Information need to be reviewed on a case-by-case basis to ensure that the requested use is consistent with our privacy procedures. Key issues will generally include (a) who is seeking the information; (b) what notices were given about the collection and use of the information; and (c) whether and to what extent individuals chose not to allow the sharing of the information with such parties. For example, some of the information may relate to individuals who have elected not to have their information shared with third-party organizations for marketing purposes. Discuss the situation with your manager and/or company legal counsel. If the information is to be transferred to an unaffiliated third-party, pay special attention to whether the third-party has made appropriate contractual commitments regarding security safeguards and restrictions on its use of the information.

Transfers between countries

Q: My manager asked me to e-mail a list of individual prospects and their addresses and telephone numbers to our a GXS office in another country. What should I do?

A: Transfers of Personal Information outside of one jurisdiction may violate that jurisdiction’s data protection laws. Because different jurisdictions have different definitions for what constitutes a “transfer” of Personal Information between different countries, and what must be done for such transfers to be permitted, you should consult with company legal counsel. For example, in some jurisdictions, merely allowing someone from another country to have electronic access to the information may be a “transfer” of the information to that country. Consent may also be required in some jurisdictions for transfers of certain information to other countries.

Lack of enforcement

Q: What if the government does not enforce privacy laws? Do I still have to comply?

A: Yes. GXS is committed to being in full compliance with the law, even in countries where enforcement of the law is weak. We do this for four reasons:

1. It is the right thing to do.
2. The enforcement climate can change rapidly if there is a serious violation in the country.
3. Multinational companies are often targeted for enforcement actions even if local companies are not.
4. To protect GXS’s reputation, our most valuable asset.

Employee privacy

Q: Does this policy cover the protection of employee privacy?

A: This policy may cover employees to the extent they give Personal Information about themselves to the company, but in general, employee privacy issues are covered by the Fair Employment Practices policy.

Supplier Relationships
Issued: January 2003

GXS bases its relationships with suppliers on lawful, efficient and fair practices. We also expect our suppliers to adhere to applicable legal requirements in their business relationships, including those with their employees, their local communities, and GXS. The quality of our supplier relationships often has a direct bearing on the quality of our customer relationships. Likewise, the quality of our suppliers’ products and services affects the quality of our own products and services.

Contents
Requirements
Employee responsibilities
Additional responsibilities of leaders
Penalties for violations
Related policies
Resources

Requirements:

•	Follow applicable laws and government regulations covering supplier relationships.

•	Provide a competitive opportunity for suppliers to earn a share of GXS’s purchasing volume, including small businesses and businesses owned by the disadvantaged, minorities and women.

•	Enlist supplier support in ensuring that GXS consistently meets and exceeds customer expectations of quality, cost and delivery.

•	Do business only with suppliers who comply with applicable legal requirements as well as any additional GXS standards that may apply. Unacceptable practices include:

–	Employing workers younger than the required minimum age
–	Using forced, prison or indentured labor, or workers subject to any form of compulsion or coercion
–	Lack of commitment to observing applicable environmental laws and regulations
–	Failure to provide workers a workplace that meets applicable health and safety standards
–	Failure to maintain and enforce policies requiring adherence to lawful business practices
–	Failure to respect the intellectual property rights of others

–	Use of sub-suppliers to evade legal requirements.

Employee responsibilities under this Policy:

•	Evaluate all supplier offerings on the basis of:

–	Technical leadership
–	Quality
–	Reliability
–	Service
–	Price

•	Source only from suppliers who comply with applicable legal requirements.

•	Respect licensing agreements and copyright laws, including those covering computer software.

•	Maintain open, honest dialogue with suppliers, consistent with good business practices.

•	Do not participate for personal gain in any supplier’s contest, game or promotion. Follow company guidelines concerning the acceptance of gifts.

•	Safeguard any information that GXS holds as confidential, either on its own or by agreement with a supplier.

Additional responsibilities of leaders under this policy:

•	Where practical, provide competitive opportunities to all suppliers – large and small; local, national and international; internal and external.

•	Notify Sourcing of significant problems encountered with any supplier so an assessment can be made of the company-wide impact of the situation.

•	General Managers must establish and document a purchase authorization and approval process for their business. It must establish criteria for such major purchases as the business deems appropriate, including limits based on broad classes or types of item. Documentation must also include authority for financial control in accordance with this and related company policies.

•	Officers and managers reporting to an officer have full implementing authority for this policy.

Penalties for violations:
Employees who violate the spirit or letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines).

Related policies:
Complying with the Competition Laws
Conflicts of Interest
Following International Trade Controls
Improper Payments
Intellectual Property

Working with Governments
Issued: January 2003

While it is unusual for GXS to conduct government business, when we do deal with governments or government-owned enterprises – whether local, state, provincial, or national government – we are committed to following the highest ethical standards and complying with applicable laws and regulations. GXS’s Code of Conduct requires employees to be honest, fair and trustworthy. Our standards require more than just obeying the letter of the law; they require all employees to uphold the spirit of the law and adhere to the highest standards of integrity, avoiding even the appearance of impropriety. GXS employees must observe these standards in addressing the special requirements often associated with government transactions and regulations. GXS employees must comply with all laws and regulations applicable to government business, and must be truthful and accurate when dealing with all government officials, representatives or agencies that regulate the markets in which GXS does business.

Contents
Requirements
Employee responsibilities
Additional responsibilities of leaders
Penalties for violations
Related policies
Questions and answers

Requirements:

•	Adhere to the highest standards of honesty and integrity, and abide by all applicable laws and regulations.

•	Comply with all government regulations and procedures applicable to GXS as either a prime contractor or subcontractor.

•	Before engaging in business discussions with any local, state, national or international government official, representative or agency, become familiar with and understand fully the agency rules and other non-commercial regulations applicable to such transactions, for example:

–	Do not provide any gifts or entertainment to officials or employees of any government – local, state, provincial or national – of the United States and other countries unless you have determined with certainty that you are permitted to do so by applicable law and regulations

–	Respect conflict-of-interest laws and regulations regarding the recruitment, hiring or activities of present or former government employees.

•	Assure that all communications, including reports, certifications, representations, statements, proposals and claims made to government agencies are truthful, complete and accurate, and that there are effective business processes for assuring the accuracy and completeness of the information contained in such submissions.

•	Require all persons or firms representing GXS in connection with government-related business – such as consultants, agents, sales representatives, distributors and independent contractors – to agree to do so in a manner that is consistent with this policy.

Employee responsibilities under this policy:

Comply with applicable laws, and regulations, and procedures in all transactions and other contacts with government agencies. Among the areas demanding your scrupulous attention are:

Interactions with government officials

•	Whenever you provide information to a government official — whether orally or in writing be truthful, complete, and accurate.

Contract proposal and negotiation

•	If you are dealing with the U.S. government, adhere to the requirements of the Procurement Integrity Law and other laws and regulations pertaining to the procurement. For example, do not accept data related to the government’s competitive selection of sources or a competitor’s bid or proposal information unless the contracting officer or head of the agency has specifically and lawfully authorized release of such information.

•	In negotiating certain government contracts, including certain U.S. government contracts, the government may require the submission and certification of detailed cost and pricing data for the purpose of evaluating the reasonableness of the prices. When the government requires the submission of such data:

•	Maintain the most current, accurate and complete records of all cost or pricing data, and disclose all data when required by law.

When in doubt, disclose.

•	Describe in writing to the contracting officer or other authorized government official all changes or errors in cost or pricing data, prior to the certification of that data.

Performance under contracts with the government

•	Meet all contract requirements for design, manufacture, materials, testing and any other applicable specifications.

•	Do not deviate from government contract requirements without written approval of the authorized government contracting official. Likewise, do not make unauthorized substitutions, including use of imported materials where domestic materials are specified in the contract.

•	Purchase materials and services for government contracts only through your approved sourcing operation.

•	Comply with applicable domestic preference laws and regulations when sourcing products or services from other countries.

•	Accurately record costs to the proper accounts or contracts. Charging errors may result from many activities, including improperly filled-out time cards or vouchers, charges to insupportable or unallowable overhead cost pools, incorrectly classified costs, or misallocation of costs between contracts.

•	Comply with executive orders, laws and regulations applicable to government contractors with regard to equal employment opportunity, affirmative action, and other such contractual requirements.

Security

•	Follow security regulations of the U.S. government and all other governments having jurisdiction over GXS operations in a particular country. Those regulations typically cover plant and office security, the proper handling of classified material, travel, personal contacts and other activities of GXS employees both on and off the job.

Additional responsibilities of leaders under this policy:

If and when GXS is performing under a government contract:

•	Ensure that there are effective processes for identifying and communicating all contract requirements, and ensure that those organizations have adequate processes in place to comply with those requirements.

•	Provide employees with correct charge numbers, and clear and accurate information about charging time and other costs to the proper account and contract.

•	Cooperate with other GXS managers and government representatives in fulfilling contract requirements.

Penalties for violations:

Employees who violate the spirit or letter of GXS’s policies are subject to disciplinary action up to and including termination of employment. Violation of this policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines). The company could also lose its government contracting and export privileges.

Related policies:
Complying with the Competition Laws
Fair Employment Practices
International Trade Controls
Improper Payments
Supplier Relationships

QUESTIONS AND ANSWERS:

Commercial-type government business

Q: Since our dealings with governments are almost always on a commercial basis, do we still need to comply with this policy?

A: Yes. Although selling commercial items to the U.S. government may reduce the scope of certain compliance risks covered by this policy, many other provisions of this policy still apply. For example, the obligation still exists to assure that adequate processes are in place to flow down contract specifications and to comply with competition laws, procurement integrity, and other requirements. Likewise, the standards of truthfulness, accuracy and responsibility contained in this policy should guide your conduct in dealing with all governments, regardless of contract type. Check with company legal counsel regarding any particular requirements applicable to our contracts or interactions with government entities.

Substituting products

Q: If a government contract contains outdated or outmoded requirements, doesn’t it make sense for us to omit such requirements, since we know they are unnecessary or inefficient?

A: No. Before omitting or violating the letter of any contract requirements, you must obtain written authorization from the appropriate government contracting official.

Defective pricing

Q: In estimating labor costs on a major proposal for the U.S. government, we would like to use a new automated estimating technique instead of actual labor cost data from prior contracts. Would we be obligated to disclose actual cost data to the government?

A: Yes. The Truth in Negotiations Act requires the disclosure of all data that prudent buyers and sellers would reasonably expect to affect price negotiations. Thus, you should disclose to the government the use of the new estimating technique and the existence of the actual data, even if you did not use it in your estimate, if a prudent negotiator might find the data useful in negotiations. When in doubt, disclose.

Procurement integrity

Q: A U.S. government engineer I met on a prior job has offered to brief me on the specific criteria the government will use to evaluate proposals on an upcoming procurement. He says he wants to make sure we get a fair shot at the contract. Can I accept his offer?

A: Not without finding out if he has been expressly authorized by the contracting officer to give you this briefing. If the engineer tells you that he has been authorized by the contracting officer to brief you, make a written record of the conversation.

Inaccurate certification

Q: We’re working on a government contract and want to maximize our cash flow. Our contract permits us to bill the government for payments made to suppliers. We just took delivery of supplies worth about US$50,000 from a vendor. Unfortunately, Accounts Payable says they will not get checks issued to the suppliers until ten days after our billing is to be provided to the government. May I include the US$50,000 in our billings? After all, by the time the government pays us, we will have paid the vendor.

A: No. You must comply literally with all government requirements. Close is not good enough. The certification on the bill to the government must be completely accurate at the time you sign it. Accordingly, you cannot bill the government until you actually pay your vendor, unless authorized by law to do so.